AMENDMENT
                                       TO
                            THE DECLARATION OF TRUST
                  TO CHANGE THE PRINCIPAL OFFICE OF THE TRUST

                                  FIRST TRUST
        SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND (THE "TRUST")

      The undersigned, constituting at least a majority of the Trustees of the Trust, a business trust organized under the laws of The Commonwealth of Massachusetts, acting pursuant to the Trust's Declaration of Trust, as amended to the date hereof (the "Declaration"), do hereby amend the Declaration as follows:

            The principal office of the Trust is hereby changed from "1001 Warrenville Road, Suite 300, Lisle, IL 60532" to "120 East Liberty Drive, Wheaton, IL 60187," and all references to the address of the principal office of the Trust in the Declaration are hereby accordingly amended.

 This amendment to the Declaration shall become effective on October 27, 2008.

      IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this amendment as of the 27th day of October, 2008.


/s/ James A. Bowen                         /s/ Richard E. Erickson
--------------------------------------     -------------------------------------
James A. Bowen, as Trustee                 Richard E. Erickson, as Trustee
120 East Liberty Drive                     120 East Liberty Drive
Wheaton, IL  60187                         Wheaton, IL  60187


/s/ Thomas R. Kadlec                       /s/ Niel B. Nielson
--------------------------------------     -------------------------------------
Thomas R. Kadlec, as Trustee               Niel B. Nielson, as Trustee
120 East Liberty Drive                     120 East Liberty Drive
Wheaton, IL  60187                         Wheaton, IL  60187



/s/ Robert F. Keith
--------------------------------------
Robert F. Keith, as Trustee
120 East Liberty Drive
Wheaton, IL  60187